EXHIBIT 99.1

PRESS RELEASE	Media Contact:
November 4, 2009	(912) 484-9743
sweeks@purespectrumlighting.com

PureSpectrum, Inc. president and CEO Lee Vanatta will present at today’s
“The Future of Energy Investing: Exploration, Production and Clean Technology Conference”

PureSpectrum a featured company at conference sponsored
and hosted by New York Society of Security Analysts

SAVANNAH, GA – PureSpectrum, Inc. (OTCBB: PSRU) president and CEO Lee Vanatta will be a presenter at today’s The Future of Energy Investing: Exploration, Production and Clean Technology Conference sponsored and hosted by the New York Society of Security Analysts (NYSSA) on November 4.

As an emerging company in the energy efficient lighting sector, Vanatta will discuss PureSpectrum’s goals for the near and long term, including product rollouts and revenue projections for 2010. Vanatta said the company’s goals for 2010 include bringing multiple new products to market during the year and achieving positive cash flow during the second quarter.

PureSpectrum’s market driven approach to product development includes identifying, developing, branding and marketing energy efficient lighting products for domestic and international delivery. The company’s market research determined that lack of dimming capability was a primary consumer complaint about Compact Fluorescent Lamp (CFL) bulbs. In 2009 PureSpectrum branded and began offering a 20-watt dimmable Compact Fluorescent Lamp (CFL) that outperforms other brand name dimmable CFLs.

Based on the overall size of the international lighting market, feedback received while marketing and selling the company’s initial product offering in 2009 and current projections for sales of existing and future product offerings, Vanatta will state that the company expects to generate $66 million in gross revenue resulting in $11 million in net income with fully diluted earnings per share of stock presently outstanding of $.04 in 2010.

The revenue projections are based on the company’s current proposed product launch calendar for 2010, and future revenue projections could be affected by changes in anticipated product delivery dates. Revenue for the first quarter is based on expected sales of the 20-watt dimmable CFL as well as sales for additional dimmable CFL products that the company expects to launch during the first three months of the year. The company is currently finalizing its product launch schedule based on feedback from engineering and manufacturing partners, and sales are projected to increase during the year as additional products become available.

340 Eisenhower Drive, Suite 610 • Savannah, GA 31406-1616 • P 912.961.4980 F 912.351.4501 www.purespectrumlighting.com

Vanatta will address the company’s plan to continue to apply a market driven development strategy that will guide product development as well as identify opportunities within the market for high performance, cost effective energy efficient lighting. In 2010, the company is planning to add to its product line by launching additional CFL products as well as linear fluorescent products which address the needs of the commercial and industrial sectors of the lighting markets.

“The global lighting market is experiencing an important period of transition, and PureSpectrum will continue striving to develop and discover high performance energy efficient lighting alternatives aimed at satisfying consumer performance standards,” Vanatta said. “Our company is dedicated to promoting the use of high quality, energy efficient lighting products by bringing to market products and technologies which specifically address consumer needs and complaints. We will continue putting the consumer’s needs first as we develop and discover new products and technologies that can benefit the global quest for energy efficiency.”

Call (912) 961-4980 or visit www.purespectrumlighting.com for more information.

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ABOUT PURESPECTRUM
PureSpectrum, Inc. is a technology-driven lighting company headquartered in Savannah, Ga., that is striving to develop performance based technology solutions for energy efficient lighting in multiple categories. The company’s mission is grounded in the quest to preserve natural resources and a belief that energy efficient lighting will be embraced and absorbed through improved performance. PureSpectrum is designing technology and products that enable energy conservation and improved performance without increased cost or confusion for the consumer. PureSpectrum plans to continue its commitment to researching and developing technologies and products that satisfy consumer demand and advance the cause of energy conservation. Please call (912) 961-4980 or visit www.purespectrumlighting.com for more information on PureSpectrum.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements.  Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for PureSpectrum's products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time by PureSpectrum. For additional information concerning risk factors, please refer to the securities filings at http://www.otcbb.com/asp/Info_Center.asp.

340 Eisenhower Drive, Suite 610 • Savannah, GA 31406-1616 • P 912.961.4980 F 912.351.4501 www.purespectrumlighting.com